UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2024

Li-Cycle Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Province of Ontario, Canada	001-40733	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queens Quay West, Suite 590, Toronto, ON M5J IA7, Canada

(Address of principal executive offices, including zip code)

(877) 542-9253

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	LICY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2024, Li-Cycle North America Hub, Inc. (“HubCo”), a wholly-owned subsidiary of Li-Cycle Holdings Corp. (the “Company”), entered into an Amended and Restated Ground Sublease Agreement (the “A&R Ground Sublease”) with Pike Conductor Dev. 1, LLC the (“Landlord”). Under the A&R Ground Sublease, HubCo will lease an approximately 25-acre parcel of land in Rochester New York (“Land”) on which the warehouse and administrative building (the “Warehouse”) for the Company’s Rochester Hub is situated, for an initial lease term of 25 years to March 31, 2049, with rights of renewal to extend the lease term to March 31, 2071. The execution of the A&R Ground Sublease also includes a release of the outstanding claims between HubCo and the Landlord, to the date of execution.

By way of background, on January 12, 2023, HubCo entered into a sublease agreement (the “Hub Warehouse Agreement”) with the Landlord, outlining the parties’ respective rights and obligations with respect to the construction, financing and leasing of the Warehouse. Under the terms of the Hub Warehouse Agreement, HubCo was required to directly advance up to a maximum of $58.6 million to the Landlord for the design, engineering, and construction of the Warehouse. As of December 31, 2023, HubCo had advanced to the Landlord $53.5 million of the $58.6 million maximum. The parties agreed in the Hub Warehouse Agreement that (i) if the Landlord completed the Warehouse, closed its initial loan, and reimbursed HubCo for its contribution less $14.5 million tenant’s improvements by November 1, 2023, then the Landlord shall own the Warehouse, and (ii) if these events have not occurred by November 1, 2023, then the Hub Warehouse Agreement shall be amended and restated as a ground lease. The Landlord’s financing was not completed, and HubCo was not reimbursed by November 1, 2023. The Landlord filed a purported mechanic’s lien against HubCo’s interests in the Warehouse, claiming an unpaid amount of $5.1 million under the Hub Warehouse Agreement. Certain contractors, subcontractors and other suppliers also filed purported mechanic’s liens against the Warehouse property under New York Lien Law, given alleged delays in making payments to those lienors. On January 17, 2024, the Landlord sent HubCo a purported notice of default claiming that HubCo had failed to pay certain amounts in connection with the Warehouse and had failed to clear certain liens levied on the property. On January 26, 2024, HubCo filed a lawsuit in New York State Court in Monroe County, seeking an order requiring the Landlord to amend and restate the Hub Warehouse Agreement as a ground lease and to pay damages of at least $39.0 million - $53.0 million. The Company also sought an order barring the Landlord from seeking to, among other things, terminate the Hub Warehouse Agreement or evict the Company from the property while the lawsuit is pending. The A&R Ground Sublease resolves the outstanding disputes between HubCo and the Landlord and HubCo has agreed to withdraw its complaint in New York State Court in Monroe County against the Landlord.

Under the A&R Ground Sublease, HubCo has agreed to pay the balance of the unpaid construction costs for the Warehouse (being $5.1 million, the “Unpaid Construction Costs”) to the Landlord on or before March 1, 2026. The Landlord will settle all amounts due to contractors and suppliers retained in connection with the construction of the Warehouse, and discharge all of the liens and claims affecting or encumbering the property, provided that the Landlord’s own lien covering the Unpaid Construction Costs under the Hub Warehouse Agreement will be discharged only upon payment in full by HubCo of the Unpaid Construction Costs. The Landlord has also assigned its rights to the warranties (but not its obligations) in connection with the construction of the Warehouse to HubCo pursuant to a limited assignment of design build contract, dated May 31, 2024 (the “Limited Assignment”). HubCo owns the Warehouse and under the terms of the A&R Ground Sublease will have the ability, upon notice to the Landlord, to grant a leasehold mortgage on its interests in the Land and the Warehouse to secure future financing (including pursuant to the conditional commitment by the U.S. Department of Energy Loans Program Office to the Company).

HubCo’s rental payments under the A&R Ground Sublease commenced as of April 1, 2024, in the amount of $2.5 million per annum, with such rental payments to be reduced to $1.7 million per annum upon the repayment of the balance of the Unpaid Construction Costs for the Warehouse. On April 1, 2029 and every five years thereafter, the rental payments will increase by 5%. HubCo has an option to purchase the Land upon the expiry of the initial lease term (on March 31, 2049) and, upon the expiration of each renewal term thereafter, for the fair market value of the Land (unimproved by the Warehouse).

The A&R Ground Sublease provides for customary events of default upon non-payment of rent or additional rent (a “Rent Default”), and also provides for an event of default in the event that the Unpaid Construction Costs are not repaid by March 1, 2026 (a “Reimbursement Default”). In the case of a rent default that occurs after payment of the Unpaid Construction Costs, the Landlord may seek a judgement for damages in the amount of any unpaid rent and additional rent together with interest until fully satisfied, provided that if a judgement is unpaid for six months after entry, the Landlord may elect to terminate the A&R Ground Sublease, take possession of the Warehouse and seek termination damages (in the amount of the value at the time of termination of the rent and additional rent that would have become due during the remainder of the term, less the fair rental value of the premises over the remainder of the term). In the case of a rent default that occurs prior to the payment of the Unpaid Construction Costs, or in the event of a Reimbursement Default, the Landlord may elect to terminate the A&R Ground Sublease, take possession of the warehouse and seek termination damages (as noted above), provided that in the event that HubCo voluntarily surrenders the Warehouse to the Landlord free and clear of all liens and encumbrances and in good condition, the Landlord will waive any termination damages otherwise due to the Landlord.

The Company has guaranteed the performance of HubCo’s obligations under the A&R Ground Sublease, pursuant to the terms of a parent guarantee (the “Guarantee”).

The foregoing descriptions of the A&R Ground Sublease, the Guarantee and the Limited Assignment are qualified in their entirety by reference to the full text of the A&R Ground Sublease, the Guarantee and the Limited Assignment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are in each case incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K (the “Report”) is incorporated by reference herein to this Item 2.03.

The following Exhibits are filed as part of this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1†,††	Amended and Restated Ground Sublease Agreement (Warehouse), dated May 31, 2024, between Pike Conductor Dev 1, LLC (as Lessor) and Li-Cycle North America Hub, Inc. (as Lessee).

10.2	Guarantee by Li-Cycle Holdings Corp. to Pike Conductor Dev 1, LLC (as Lessor) under Amended and Restated Ground Sublease Agreement (Warehouse), dated May 31, 2024.

10.3†,††	Limited Assignment of Design Build Contract, dated May 31, 2024, by and between Pike Conductor Dev 1, LLC, Li-Cycle North America Hub, Inc., and Pike Conductor JV 1, LLC (included as Exhibit H to the A&R Ground Sublease filed herewith as Exhibit 10.1).

104	Cover Page Interactive Data File (formatted as inline XBRL).

†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

††

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause it competitive harm if publicly disclosed. The Company will supplementally provide an unredacted copy of this exhibit to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

	By:	/s/ Ajay Kochhar
	Name:	Ajay Kochhar
	Title:	Co-Founder, President & CEO and Director

Date: June 4, 2024